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                    January 19, 2023

       Henry Nisser
       President and General Counsel
       Ault Disruptive Technologies Corporation
       100 Park Avenue, Suite 1658A
       New York, NY 10017

                                                        Re: Ault Disruptive
Technologies Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-41171

       Dear Henry Nisser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Spencer Feldman